EXHIBIT 2.7
December 11, 2025
Littelfuse, Inc.
6133 North River Road
Suite 500
Rosemont, IL 60018

Re: Project Prime – Schedule Update and Amendment to Purchase Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) memorializes certain agreements regarding the Membership Interest Purchase Agreement, dated as of October 24, 2025 (the “Purchase Agreement”), by and between Basler Holdings, LLC, a Delaware limited liability company (“Seller”), and Littelfuse, Inc., a Delaware corporation (“Buyer”). This Letter Agreement also memorializes an update to the Schedules pursuant to Section 7.4 of the Purchase Agreement. Capitalized terms used, but not otherwise defined, herein have the meanings set forth in the Purchase Agreement. Any reference to a Schedule or Exhibit herein is to such Schedule or Exhibit of the Purchase Agreement. In consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.Update to Schedule 4.6. The following is hereby added to Schedule 4.6:

“2. Notice of a Potential Claim and Joint Scene Examination on November 24-25, 2025 from Denenberg Tuffley, PLLC, dated November 14, 2025 (the “Upstate Shredding Notice”).”

2.Amendment to Section 4.21 of the Purchase Agreement. The last sentence of Section 4.21 of the Purchase Agreement is hereby amended to read in its entirety as follows:

“Except as set forth on Schedule 4.21(a), no material insurance claim by Seller or any Company Entity is outstanding with respect to any Company Entity under any Seller Insurance Policy.”

3.Schedule 4.21(a). Schedule 4.21(a) is hereby added to the Schedules, which includes the following disclosure:

“A claim was made by Company under the following policy with respect to the Upstate Shredding Notice:
Commercial General Liability and Pollution Policy
Policy Number: [ ]
Name of Insurer: AIG Specialty Insurance Company
Policy Expiration Date: November 1, 2026
AIG File no: [ ]

4.Amendment to Section 10.8 of the Purchase Agreement. Section 10.8 of the Purchase Agreement is hereby amended and restated in its entirety:

“(a) Unless otherwise agreed upon in writing by Buyer and Seller, provided Buyer has disclosed to Seller the settlement amount and legal fees and costs incurred by Buyer (on behalf of the Company Entities), upon resolution Known Matter No. 1 as set forth on Exhibit K, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to such settlement amount, legal fees, and costs.

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(b) Unless otherwise agreed upon in writing by Buyer and Seller, provided Buyer has disclosed to Seller reasonable evidence of the deductible paid by Buyer (on behalf of the Company Entities), and/or, in the absence of insurance coverage, costs incurred by Buyer to replace the damaged Company Equipment related to Known Matter No. 2 as set forth on Exhibit K, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to such deductible and/or replacement costs, as applicable.

(c) Unless otherwise agreed upon in writing by Buyer and Seller, provided Buyer has disclosed to Seller reasonable written evidence of the fines, penalties, and other applicable expenses associated with Known Matter No. 3 as set forth on Exhibit K, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to such fines, penalties, and other applicable expenses.

(d) Unless otherwise agreed upon in writing by Buyer and Seller, following the Closing, (i) Buyer shall be entitled to conduct testing and analysis to confirm permitting compliance or non-compliance with respect to Known Matters No. 4 through No. 12 as set forth on Exhibit K, and (ii) within ten (10) Business Days of Buyer delivery to Seller of any invoice(s) for such testing and analysis, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to the amount of such invoice(s).

(e) Unless otherwise agreed upon in writing by Buyer and Seller, provided Buyer has obtained and shared with Seller an opinion of qualified consultants that (i) modifications to any Company Entity facility are and/or (ii) additional permitting at any Company Entity facility is required, in each case with respect to Known Matters No. 4 through No. 12 as set forth on Exhibit K, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to the amount required to make such modifications and/or obtain such additional permitting.

(f) Unless otherwise agreed upon in writing by Buyer and Seller, provided Buyer has disclosed to Seller reasonable written evidence of the deductible paid by Buyer (on behalf of the Company Entities), and/or, in the absence or insufficiency of insurance coverage, Losses incurred by Buyer in connection with Known Matter No. 13 as set forth on Exhibit K, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to such deductible and/or Losses, as applicable.

Within ten (10) Business Days following the date that is eighteen (18) months after the Closing Date (the “Known Matters Escrow Release Date”), Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Seller the amounts remaining in the Known Matters Escrow Fund; provided, however, that if, prior to the Known Matters Escrow Release Date, Buyer (i) provides evidence to Seller of ongoing non-compliance with permitting matters described in Known Matters No. 4 through No. 12 of Exhibit K, and/or (ii) provides notice to Seller of amounts necessary to complete remediation, subject in all cases to Buyer’s inclusion of a written contract covering such remediation, as of such time (“Known Matters Remaining Unresolved Claims”) then the amount of the Known Matters Escrow Fund to be released shall be reduced by (and the Escrow Agent shall retain in the Known Matters Escrow Account) an amount equal to the sum of the Known Matters Remaining Unresolved Claims. Upon the final resolution of each Indemnification Remaining Unresolved Claim, the Escrow

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Agent shall distribute the amounts retained in respect of such Indemnification Remaining Unresolved Claim in accordance with joint instructions delivered by Buyer and Seller within ten (10) Business Days following receipt thereof. This Section 10.8 is in all respects subject to the terms of the Escrow Agreement.”

5.Amendment to Exhibit K. Exhibit K is hereby amended to add the following:
“13. Upstate Shredding Event. To cover any insurance deductible and/or Losses associated with the fire that occurred on or about October 30, 2025 at Upstate Shredding. LLC’s Owego, New York facility.”

6.No Precedent. Nothing in this Letter Agreement (or any update or amendment herein) is an admission of Liability or that any such update or amendment is required by the Purchase Agreement or any Transaction Document or expands, or shall be used to expand, any representation or warranty, any indemnification, defense or hold harmless obligation or any other obligation in the Purchase Agreement or any Transaction Document. This Letter Agreement shall not be used as a basis to seek or justify any other update or amendment (whether similar, due to circumstances arising between the Execution Date and the Closing Date or otherwise) under the Purchase Agreement or any Transaction Document. Except with respect to Sections 4-5, no obligation arises in connection with the Purchase Agreement or any Transaction Document herefrom. This Letter Agreement shall not be used as precedent, or be used as a basis for, interpretating the Purchase Agreement or any Transaction Document in any other circumstance. Section 12.13 of the Purchase Agreement shall apply to this Letter Agreement, mutatis mutandis.

7.Miscellaneous. Except as set forth in Sections 1-5, this Letter Agreement shall not constitute an amendment, modification or waiver of any provision of the Purchase Agreement, and the Purchase Agreement shall otherwise remain in full force and effect. Sections 1.2, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7, 12.8, 12.9 and 12.10 of the Purchase Agreement shall apply to this Letter Agreement, mutatis mutandis.
[Signature Pages Follows]

Very truly yours,

BASLER HOLDINGS, LLC

By:/s/ Kenneth L. Rhodes
Kenneth L. Rhodes, President and COO

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Acknowledged and agreed as of the date first written above by:

LITTELFUSE, INC.

By: /s/ Ryan K. Stafford
Ryan K. Stafford, Executive Vice President and Chief Legal Officer